Exhibit 4.2

CERTIFICATE OF ELIMINATION OF THE

SERIES A JUNIOR PARTICIPATING CUMULATIVE PREFERRED STOCK OF

CIRCOR INTERNATIONAL, INC.

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

CIRCOR International, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Amended and Restated Certificate of Incorporation of the Company, as theretofore amended (the “Certificate of Incorporation”), the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of 15,000 shares of Series A Junior Participating Cumulative Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”), and established the voting powers, designations, preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, and, on September 23, 2009, filed an Amended and Restated Certificate of Designations (the “Certificate of Designations”) with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Secretary of State”).

2. That no shares of said Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designations.

3. That the Board of Directors of the Company has adopted the following resolutions:

RESOLVED:	That pursuant to the resolution adopted by the Board of Directors of the Corporation (the “Board”) on May 3, 2011 that the Corporation would either put its Shareholder Rights Agreement (the “Shareholder Rights Agreement”), dated as of September 23, 2009, with American Stock Transfer & Trust Company, LLC, a New York Limited Liability Trust Company, as Rights Agent, as Rights Agent (the “Rights Agent”), to a vote at the Corporation’s 2012 annual meeting of shareholders (the “2012 Annual Meeting”), or terminate the Shareholder Rights Agreement in advance of such shareholder meeting, the Board hereby authorizes and directs the termination of the Shareholder Rights Agreement effective May 1, 2012.

RESOLVED:	That the Chairman, President and Chief Executive Officer, Chief Financial Officer, General Counsel and Secretary of the Corporation (the “Authorized Officers”) be, and each of them hereby is, authorized in the name and on behalf of the Corporation to execute an amendment and termination of the Shareholder Rights Agreement, containing substantially the terms and conditions in the form of agreement presented to this meeting, with such other provisions and modifications as the Authorized Officers executing the same shall approve as being in the interests of the Corporation and its shareholders, such approval to be conclusively evidenced by the execution and delivery of the same to the Rights Agent thereunder.

RESOLVED:	That no shares of the Corporation’s Series A Junior Participating Cumulative Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), have been issued or are outstanding and that no shares of the Series A Preferred Stock will be issued subject to the certificate of designations previously filed with respect to the Series A Preferred Stock.

RESOLVED:	That the Authorized Officers be and hereby are authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Corporation’s certificate of incorporation all matters set forth in the certificate of designations with respect to the Series A Preferred Stock.

4. That, accordingly, all matters set forth in the Certificate of Designations with respect to the Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

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IN WITNESS WHEREOF, CIRCOR International, Inc. has caused this Certificate of Elimination to be duly executed this 1st day of May, 2012.

CIRCOR INTERNATIONAL, INC.

By:	/s/ Alan J. Glass
Name: Alan J. Glass
Title: Vice President, General Counsel & Secretary